EXHIBIT 5.1

January 2, 2013

EQT CORPORATION

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attn: Lewis B. Gardner, Esq.
General Counsel and Vice President, External Affairs

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 500,000 shares (the “Shares”) of the Corporation’s common stock, no par value per share (the “Common Stock”), pursuant to the terms of the EQT Corporation Employee Savings Plan (the “Plan”).

As counsel to the Corporation, we have examined such corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, we are of the opinion that when the Shares have been issued and sold and the consideration has been received therefore by the Corporation pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Business Corporation Law of Pennsylvania.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 (the “Registration Statement”).  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the Securities and Exchange Commission.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the possible sale of the Shares, and speaks as of the date hereof.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the sale of the Shares while the Registration Statement is in effect.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis, Jr.
Lewis U. Davis, Jr.
Assistant Vice President - Opinions